Exhibit 99.1

News Release

Beazer Homes Announces Proposed Offering of $275 Million Senior Secured Notes

ATLANTA — July 11, 2012 — Beazer Homes USA, Inc. (NYSE: BZH) announced today that it is proposing to issue $275 million aggregate principal amount of Senior Secured Notes due 2018 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

The Company intends to offer the Notes within the United States to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act. The Company intends to use the net proceeds from the offering to fund or replenish cash that is expected to be used to fund the redemption of its 12% senior secured notes due 2017.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offer and sale of the Notes will not be registered under the Securities Act or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Beazer Homes USA, Inc.

Beazer Homes USA Inc., headquartered in Atlanta, Georgia, is one of the ten largest single-family homebuilders in the United States. The Company’s industry-leading high performance homes are designed to lower the total cost of home ownership while reducing energy and water consumption. With award-winning floor-plans, the Company offers homes that incorporate exceptional value and quality to consumers in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange and trades under the ticker symbol “BZH.”

CONTACT

Beazer Homes USA, Inc.

Robert L. Salomon, 770-829-3709

Executive Vice President, Chief Financial

Officer and Chief Accounting Officer

investor.relations@beazer.com